Exhibit 10.04

REPLACEMENT SECURITY AGREEMENT

        THIS REPLACEMENT SECURITY AGREEMENT REPLACES AND SUPERCEDES IN ITS ENTIRETY THAT CERTAIN SECURITY AGREEMENT BETWEEN SECURED PARTY, MULTI-LINK TELECOMMUNICATIONS, INC. AND MULTI-LINK COMMUNICATIONS, INC. DATED SEPTEMBER 25, 1998

        This Replacement Security Agreement (“Security Agreement”) is made as of March 19, 2002, among Multi-Link Telecommunications, Inc., a Colorado corporation (“MLTI”), Multi-Link Communications, Inc., a Colorado corporation (“MLCI”), VoiceLink, Inc., a Georgia corporation (“VoiceLink”), and One Touch Communications, Inc., a Colorado corporation (“One Touch”) (hereinafter jointly and severally referred to as “Co-Debtors”), and Westburg Media Capital L.P., a Washington limited partnership (hereinafter referred to as “Secured Party”). MLTI and MLCI are hereafter collectively referred to as “Borrower”.

RECITALS

        A. Borrower and Secured Party are parties to that certain Borrowing Agreement dated as of September 25, 1998, as amended by that certain Amendment to Borrowing Agreement dated as of April 15, 1999 and that certain Second Amended Borrowing Agreement dated as of November 17, 1999 (as amended, the “Borrowing Agreement”).

        B. Amounts payable by Borrower to Secured Party pursuant to the Borrowing Agreement are evidenced by that certain Second Amended Promissory Note, dated November 17, 1999, payable by Borrower to Secured Party (the “Note”).

        C. The obligation of Borrower to repay the Note is secured by and pursuant to, among other things, that certain Security Agreement dated as of September 25, 1998 by Borrower for the benefit of Secured Party (the “Original Security Agreement”), which is replaced and superceded by this Security Agreement.

        D. Co-Debtors and Secured Party have entered into a Modification and Forbearance Agreement of even date (the “Modification”) pursuant to which Secured Party has agreed to make certain financial accommodations to MLTI and MLCI.

        E. Co-Debtors and Secured Party are entering into this Security Agreement in order to secure Borrower’s repayment obligations to Secured Party pursuant to the Borrowing Agreement and the Note, subject to the terms and provisions of the Modification.

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AGREEMENT

        In consideration of the foregoing, Co-Debtors and Secured Party hereby agree as follows:

        1. Definitions. Except as otherwise defined herein, capitalized terms used in this Security Agreement have the meaning set forth in the Modification, the Borrowing Agreement and the other Loan Documents. Other capitalized terms are defined below:

                 1.1 Collateral. Collateral shall consist of all accounts, sales of accounts, contract rights, instruments, documents, chattel paper, licenses, general intangibles (including but not limited to trademarks, tradenames, patents, copyrights and all other forms of intellectual property, and tax refunds), all commercial tort claims, letters of credit rights, returned and repossessed goods and all rights as a seller of goods; all collateral securing any of the foregoing; all deposit accounts, special and general, whether on deposit with Secured Party or others;

All inventory wherever located; all present and future claims against any supplier of any of the foregoing, including claims for defective goods or overpayments to or undershipments by suppliers; all proceeds arising from the lease or rental of any of the foregoing; INVENTORY RETURNED BY CO-DEBTORS TO ITS SUPPLIERS SHALL REMAIN SUBJECT TO SECURED PARTY’S SECURITY INTEREST;

All equipment and fixtures, NONE OF WHICH THE CO-DEBTORS IS AUTHORIZED TO SELL, LEASE OR OTHERWISE DISPOSE OF WITHOUT THE WRITTEN CONSENT OF SECURED PARTY. All warranty and other claims against any vendor or lessor of any of the foregoing;

All cash and non-cash proceeds of any of the foregoing, in whatever form (including proceeds in the form of inventory, equipment or any other form of personal property), including proceeds of proceeds;

        All investment property.

                 For avoidance of doubt it is expressly understood and agreed that, to the extent the Uniform Commercial Code is revised subsequent to the date hereof such that the definition of any of the foregoing terms included in the description of Collateral is changed, the parties agree that any property which is included in such changed definitions which would not otherwise be included in the foregoing grant on the date hereof be included in such grant immediately upon the effective date of such revision, it being the intention of the parties hereto that the description of Collateral set forth herein be construed to include the broadest possible range of property and assets and all tangible and intangible personal property and fixtures of the Co-Debtors of every kind and description.

                 Notwithstanding any of the foregoing provisions to the contrary or any provision of applicable law, “Collateral” shall not include the (i) outstanding capital stock of or membership interests in VoiceLink of Florida, Inc. (“VoiceLink Florida”), Hellyer Communications Services, Inc. (“Hellyer Inc.”) or Multi-Link Communications, LLC (“Multi-Link LLC”) or the proceeds of sale thereof, or (ii) assets of VoiceLink Florida, Hellyer Inc. or Multi-Link LLC or the proceeds of sale thereof.

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                 1.2 Obligations shall mean all debts, liabilities and obligations now or hereafter owed by Borrower to Secured Party under the Loan Documents, specifically including the liabilities and obligations evidenced by the Note, all obligations of Co-Debtors under this Security Agreement, plus all costs of collecting the Obligations, including but not limited to attorney's fees and court costs.

                 1.3 Secured Party shall mean Westburg Media Capital, L.P., a Washington limited partnership, acting by and through its general partner, Westburg Media Capital, Inc., a Washington corporation. Secured Party shall also mean any successor or assign of Westburg Media Capital, L.P.

        2. Grant of Security Interest. As security for the prompt payment and performance of the Obligations, Co-Debtors grants to Secured Party a first priority, continuing security interest in the Collateral. The Collateral shall be held by the Co-Debtors, unless and until an Event of Default occurs and the Cure Period expires.

        3. Perfection of Security Interest. Co-Debtors authorizes Secured Party to at any time, file and record any notice, financing statement or other instrument which Lender deems to be necessary or appropriate to create, continue or perfect the security interest granted by this Security Agreement or to enable Secured Party to exercise or enforce its rights under this Security Agreement. Co-Debtors shall add a legend to any and all chattel paper in which it has an interest indicating that said chattel paper is subject to the terms of this Security Agreement. Co-Debtors acknowledges that any Collateral in the possession of Secured Party or its agents shall be deemed perfected by possession of Secured Party and therefore subject to this Security Agreement. At any time, upon demand of Secured Party, Co-Debtors shall obtain for the benefit of Secured Party any consent or control agreements with said third-party as Secured Party deems, in its sole and absolute discretion, necessary to perfect Secured Party’s security interest in any Collateral.

        4. Power of Attorney. Co-Debtors hereby grants to Secured Party the right and power to:

                 (a) file financing statements, continuation statements and amendments thereto that describe the Collateral as provided in this Agreement and which contain any other information required by Section 9A-501 et seq. of the Washington Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether Co-Debtors is an organization, the type of organization and any organization identification number issued to Co-Debtors. The Co-Debtors agrees to furnish any such information to the Secured Party promptly upon request.

                 (b) file, in Co-Debtors’ name, one or more financing statements, continuation statements or other documents under the Colorado or Georgia Uniform Commercial Codes (and the commercial code(s) of any other state in which Secured Party deems the filing of such documents to be necessary or desirable) covering the Collateral, and naming Co-Debtors as “debtor(s)” and Secured Party as a “secured party”;

                 (c) correct and complete any financing statements, continuation statements or other documents that have been signed or filed by Co-Debtors or Secured Party; and

                 (d) amend this Security Agreement for the purpose of reflecting any hereafter acquired Collateral.

        5. Warranties and Covenants. Co-Debtors represent, warrant and agree that:

                 5.1 Ownership and Custody of Collateral. Co-Debtors have good and marketable title to the Collateral, free and clear of all liens and encumbrances (other than those liens and encumbrances relating to leases and loans for messaging equipment), and will defend such title and Secured Party's interest therein. Co-Debtors will indemnify and defend Secured Party, and hold it harmless from any loss or liability incurred by it in the defense of title. Co-Debtors will maintain the Collateral in good condition at all times, in accordance with the highest standards, and will not permit the Collateral to be used in an unlawful or injurious manner.

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                 5.2 Protection of Collateral. Co-Debtors will keep the Collateral free and clear of all liens, security interests and encumbrances, excepting only the lien and security interest granted by this Security Agreement and the liens and security interests relating to leases and loans for messaging equipment, and shall keep the inventory (other than inventory sold in the ordinary course of business or inventory in transit to a buyer) at the locations set forth in Exhibit "A" to this Security Agreement. Except to the extent relating to leases and loans for messaging equipment, no other financing statements, security agreements or other instruments naming the Co-Debtors as "debtor(s)" and affecting the Collateral exist or are on file or are recorded in any public office. Without first obtaining the prior written consent of Secured Party, Co-Debtors will not transfer or further encumber any part of the Collateral or any interest in the Collateral. Co-Debtors will insure the Collateral against risk of damage, loss and destruction in accordance with the standards prescribed in the Borrowing Agreement, in such amounts and with such insurance company or companies as Secured Party may reasonably specify. Such insurance policies shall name Secured Party as an insured party, and shall provide that written notice of cancellation be delivered to Secured Party, at a minimum, 30 calendar days before cancellation. Co-Debtors shall deliver to Secured Party evidence of compliance with this provision. Co-Debtors assumes all responsibility and liability arising from the use of the Collateral, and will indemnify and hold Secured Party, its general partner and such general partner's officers, directors, agents and employees harmless from any and all loss or damage to persons or property resulting from the use of the Collateral.

                 5.3 Performance. Co-Debtors will perform promptly all of the Obligations.

                 5.4 Location of Records and Collateral. Co-Debtors’ principal places of business are set forth on Exhibit A to this Security Agreement, which are also Co-Debtors' mailing addresses. Co-Debtors' records concerning the Collateral are kept at their respective places of business at such addresses, and the Collateral is currently located at such addresses and at the additional address(es) specified on Exhibit "A" hereto, which exhibit may be amended from time-to-time or at any time by Secured Party to reflect the address at which any hereafter acquired Collateral is located. Co-Debtors will promptly notify Secured Party of any change in the location of its place of business, the Collateral or its records concerning the Collateral, and of any hereafter acquired Collateral.

                 5.5 Access to Records. Co-Debtors will maintain full and accurate books of account, ledgers and other written records relating to the Collateral. Secured Party shall at all times have the right to inspect any of Co-Debtors' records relating the Collateral and the right to obtain copies of the records. Secured Party understands that such books and records may contain proprietary or confidential information, and agree to use all reasonable efforts to maintain the proprietary or confidential nature of such information.

                 5.6 Litigation. No unsatisfied judgments, decrees or orders of any court or governmental body are outstanding against Co-Debtors or against the Collateral. No proceedings are pending, nor have Co-Debtors been threatened with the institution of proceedings, before any court or governmental body which will materially and adversely affect the financial condition of Co-Debtors or the status of the Collateral.

                 5.7 Payment of Taxes and Indebtedness. Co-Debtors will promptly pay all undisputed liens, taxes, assessments or contributions required by law which may come due and which are lawfully levied or assessed with respect to any of the Collateral, and will promptly give Secured Party notice of any disputed liens, taxes, assessments or contributions it chooses not to pay. Co-Debtors will execute and deliver to Secured Party, upon demand, certificates attesting to the timely payment or deposit of the sums owed on all such liens, taxes, assessments or contributions. Co-Debtors will fully comply with all terms and provisions of this Security Agreement and all other security instruments upon which it is obligated.

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                 5.8 Power to Undertake Agreement. Co-Debtors have the unqualified right to enter into this Security Agreement and to perform its term

s.

                 5.9 No Impairment of Obligations. Until the Note has been paid in full, Co-Debtors will not make any agreement which is inconsistent with its Obligations, nor sell, lease or otherwise dispose of the Collateral other than in the ordinary course of business, unless Co-Debtors have obtained the prior written consent of Secured Party, which consent will not be withheld unreasonably. Secured Party may, as a condition of giving consent, require that all or part of the proceeds be applied to the Note as a prepayment.

                 5.10 Inspection of Collateral. Co-Debtors grants to Secured Party the right to visit Co-Debtors' premises and/or the locations described in Exhibit "A" hereto at reasonable times during regular business hours to inspect the Collateral.

        6. Notice of Event of Default and Right to Cure. Secured Party shall give Notice of any Event of Default to Co-Debtors, and Co-Debtors shall have the right to cure such Event of Default within the applicable Cure Period. If Co-Debtors fail to cure the Event of Default within the applicable Cure Period, then Secured Party may pursue any and all remedies provided in this Security Agreement. Co-Debtors agrees that receipt of Notice shall constitute reasonable advance notice to Co-Debtors of a planned sale or other disposition of the Collateral by Secured Party.

        7. Remedies. Notwithstanding any provision of this Security Agreement to the contrary, the exercise of all rights and remedies of Secured Party pursuant to this Security Agreement is subject to and limited by the terms and provisions of the Modification. Upon the occurrence of an Event of Default and the expiration of the applicable Cure Period, Secured Party shall have all rights available at law or in equity, including all rights available under the Washington Uniform Commercial Code. Co-Debtors agree that 10 calendar days’ prior written notice to Co-Debtors of the time and place of any public sale or the time after which any private sale is to be made or other intended disposition of any of the Collateral shall constitute reasonable notification thereof, except any Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market. Co-Debtors agree that such notice constitutes “reasonable notification” within the meaning of Section 9A 611 of the Washington Uniform Commercial Code. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All rights and remedies granted under this Security Agreement shall be deemed cumulative and not exclusive of any other right or remedy available to Secured Party.

        Secured Party retains the right, upon giving Notice to Co-Debtors, to bring suit on the Note held by Secured Party, to take possession of the Collateral and to sell, assign or otherwise dispose of the Collateral as permitted under Washington law. Co-Debtors shall be entitled to any surplus, and shall remain liable for any deficiency remaining after disposition of the Collateral. All rights and remedies granted under this Security Agreement shall be deemed cumulative and not exclusive of any other right or remedy available to Secured Party. Co-Debtors waive all rights to presentment, notice of dishonor, and protest of all instruments evidencing the Obligations or the Collateral.

        8. Termination of Security Agreement. At such time as Co-Debtors shall completely satisfy all of the Obligations, this Security Agreement shall terminate. At that time, Secured Party shall deliver to Co-Debtors the Note and any other instruments necessary to release Secured Party’s interests in the Collateral, including termination statements under the Uniform Commercial Code.

         9. Further Assurances. Each party agrees to take any additional actions and to make, execute, obtain and deliver any additional written instruments that may be reasonably required to carry out the terms, provisions, intentions and purposes of this Security Agreement.

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        10. Miscellaneous Provisions.

                 10.1 Modifications. This Security Agreement may not be changed orally. For a modification of this Security Agreement to be effective, it must be in writing and have been signed by Co-Debtors and Secured Party. Every right or remedy granted by this Security Agreement may be exercised as often as shall be deemed expedient by Secured Party.

                 10.2 Assignability and Binding Effect. Co-Debtors may not transfer or assign its rights, duties or obligations under this Security Agreement without the prior written consent of Secured Party, which consent shall not be withheld unreasonably. This Security Agreement and the duties set forth herein shall bind Co-Debtors and its successors and assigns. All rights and powers established in this Security Agreement shall benefit Secured Party and its successors and assigns.

                 10.3 Headings. Headings used in this Security Agreement have been included for convenience and ease of reference only, and will not influence the construction or interpretation of any provision of this Security Agreement.

                 10.4 Waiver. No right or obligation under this Security Agreement will be deemed to have been waived unless evidenced by a writing signed by the party against whom the waiver is asserted, or by the party's duly authorized representative. Any waiver will be effective only with respect to the specific instance involved, and will not impair or limit the right of the waiving party to insist upon strict performance or the right or obligation in any other instance, in any other respect, or at any other time. No failure on the part of Secured Party to exercise, and no delay in exercising any right or obligation under this Security Agreement shall operate as a waiver thereof.

                 10.5 Severability. The parties intend that this Security Agreement be enforced to the greatest extent permitted by applicable law. Therefore, if any provision of this Security Agreement, on its face or as applied to any person or circumstance, is or becomes unenforceable to any extent, the remainder of this Security Agreement and the application of that provision to other persons, circumstances, or extent, will not be impaired.

                 10.6 References. Except as otherwise specifically indicated, all references to numbered or lettered sections or subsections refer to sections or subsections of this Security Agreement, and all references to this Security Agreement include any subsequent amendments to this Security Agreement.

                 10.7 Attorneys’ Fees. If any litigation or other dispute resolution proceeding is commenced between parties to this Security Agreement to enforce or determine the rights or responsibilities of the parties, the prevailing party or parties in the proceeding will be entitled to receive, in addition to any other relief granted, its reasonable attorneys' fees, expenses and costs. Such fees, expenses and costs shall include all statutory costs and disbursements, all costs associated with discovery depositions and expert witness fees, and all out-of-pocket costs incurred by the prevailing party in the prosecution or defense of the action. For purposes of this section, the phrase "litigation or other dispute resolution" shall be deemed to include any proceeding commenced in any court of general or limited jurisdiction, any arbitration or mediation, any proceeding commenced in the bankruptcy courts of the United States, and any appeal from any of the foregoing.

                 10.8 Governing Law and Venue; Waiver of Jury Trial. This Security Agreement will be construed and the rights, duties, and obligations of the parties will be determined in accordance with the laws of the State of Washington, including the Washington Uniform Commercial Code, and the federal laws of the United States of America. If any action or other proceeding shall be brought in connection with this Security Agreement, the venue of such action may, in the discretion of Secured Party, be in Spokane County, Washington. Co-Debtors hereby consent to the exclusive personal jurisdiction of the Superior Court of Spokane County and the United States District Court for the Eastern District of Washington. CO-DEBTORS HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY AS TO ANY ISSUE ARISING OUT OF THIS SECURITY AGREEMENT OR THE DEBT WHICH IT SECURES.

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        Executed and delivered as of the date first above written.

CO-DEBTORS:

MULTI-LINK TELECOMMUNICATIONS, INC., a
Colorado corporation

By /s/ Nigel Alexander
       Nigel Alexander, its duly authorized officer

MULTI-LINK COMMUNICATIONS, INC., a
Colorado corporation

By /s/ Nigel Alexander
       Nigel Alexander, its duly authorized officer

VOICELINK, INC., a Georgia corporation

By /s/ Nigel Alexander
       Nigel Alexander, its duly authorized officer

ONE TOUCH COMMUNICATIONS, INC., a
Colorado corporation

By /s/ Nigel Alexander
       Nigel Alexander, its duly authorized officer

SECURED PARTY:

WESTBURG MEDIA CAPITAL, L.P.,
Acting by and through its general partner
Westburg Media Capital, Inc.

By /s/ John H. Weller
John H. Weller, its duly authorized officer

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Exhibit A to Security Agreement

Additional Locations of Collateral
(Sections 5.2 and 5.4)

4704 Harlan Street, Suite 420
Denver, CO 80212

3120 Medlock Bridge Road, Suite F-150
Norcross, GA 30071-1469

6120 St. Giles Street, Suite 250
Raleigh, NC 27612)

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